Exhibit 10.4 COMMERCIAL LEASE AGREEMENT AMB PROPERTY II, L.P. Landlord AND CORPORATE PC SOURCE Tenant

STANDARD INDUSTRIAL LEASE AGREEMENT	Property Address: 659-699 Supreme Drive
Bensenville, Illinois 60106
NET ESCROW
Execution Copy Date: May 11, 2004

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into by and between, AMB PROPERTY II, L.P., a Delaware limited partnership, or its assigns, hereinafter referred to as “Landlord”, and CORPORATE PC SOURCE, an Illinois corporation, hereinafter referred to as “Tenant”;

WITNESSETH:

1.     PREMISES AND TERM. In consideration of the mutual obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby takes from Landlord the Premises situated within the Village of Bensenville, County of DuPage, State of Illinois, more particularly described and depicted on Exhibit “A” attached hereto and incorporated herein by reference, commonly known as 659-699 Supreme Drive, and consisting of approximately 69,960 square feet (the “Premises”), contained within a building consisting of approximately 85,326 square feet (the “Building”) to have and to hold, subject to the terms, covenants and conditions in this Lease. The term of this Lease shall commence on the “Commencement Date” hereinafter set forth and shall end on the day prior to the date that is sixty (60 months after the Rent Commencement Date (as defined below).

        The Commencement Date shall be March 31, 2004, at which time Tenant shall have the right to access the Premises, at no cost to Tenant, for the sole purpose of planning for occupancy as long as Tenant has furnished Landlord with the required insurance certificates and first month’s payment of Base Rent and escrow charges owed under Paragraph 2C, below; Tenant expressly acknowledges that during this limited access period, Tenant shall be prohibited from bringing any inventory, personal property or equipment into the Premises, performing any improvements or operating at the Premises in any manner, and Tenant shall access the Premises in a manner that avoids interference with Landlord’s performance of the Landlord Improvements (as defined below). Tenant shall have the full use and possession of the Premises on the date that the Landlord Improvements are substantially completed (as defined below)(the “Substantial Completion Date”), at which time Tenant shall be responsible for the payment of the escrow charges owed under Paragraph 2C, below and utility charges. Tenant’s obligation to pay Base Rent shall commence on the Substantial Completion Date (also known as the “Rent Commencement Date”). As used herein, the term “substantially completed” shall mean, that in the opinion of the architect that prepared the plans pertaining to the Landlord Improvements (the “Architect”), such Improvements have been completed in accordance with the requirements of this Lease, subject only to completion of minor punch list items. As soon as the Landlord Improvements have been substantially completed, Landlord shall notify Tenant in writing that the Substantial Completion Date has occurred. In the event Tenant, its employees, agents or contractors cause construction of the Landlord Improvements to be delayed, the Substantial Completion Date shall be deemed to be the date that, in the opinion of the Architect, substantial completion would have occurred if such delays had not taken place. The parties estimate that the Substantial Completion Date shall be between May 1, 2004 and May 15, 2004, but in no event will the Substantial Completion Date be before May 1, 2004.

        After the Substantial Completion Date, Tenant shall have the right to notify Landlord it has have moved into the Premises and request a payment in the amount of Sixty-Four Thousand Five Hundred and 00/100 Dollars ($64,500.00) representing costs associated with moving into the Premises (the “Relocation Payment”). The Relocation Payment shall be paid to Tenant within ten (10) business days after receipt of the foregoing notice.

        Tenant acknowledges that, subject to Tenant’s review and approval of the Landlord Improvements, (A) it has inspected and accepts the Premises in its as-is, where-is condition, with all faults, (B) the Building and improvements comprising the same are suitable for the purpose for which the Premises are leased, (C) the Premises are in good and satisfactory condition, and (D) no representations as to the repair of the Premises, nor promises to alter, remodel or improve the Premises have been made by Landlord (unless otherwise expressly set forth in this Lease). Landlord cannot, using good faith efforts, deliver possession of the Premises prior to the estimated Substantial Completion Date above recited, Landlord shall not be deemed to be in default hereunder nor in any way liable to Tenant because of such failure, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to tender the same, which date shall thenceforth be deemed to be the “Substantial Completion Date”. After the Substantial Completion Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises and the parties shall execute a certificate confirming the Substantial Completion Date the Rent Commencement Date, the Termination Date and the Option Date (each as defined in Paragraph 27, below), the date of Lease expiration and the Base Rent schedule.

        Notwithstanding the foregoing, Landlord, at its sole cost and expense (except as provided below), shall perform the following improvements to the Premises and deliver the same in good repair and working order prior to the Substantial Completion Date (collectively, the “Landlord Improvements”):

•	Construction of approximately 8,000 square feet of new office space in accordance with attached Exhibit “A”.

•	Construction of an approximately 4,000 square foot configuration room in accordance with attached Exhibit “A”.

•	Upgrade electrical power in the Premises to 1200 AMP service.

•	Providing striping for an additional twenty-five (25) parking spaces in the parking lot in the area identified on attached Exhibit “A”.

•	Installation of handicap ramp in the area shown on attached Exhibit “A”.

•	Installation of riser and stand pipes.

        In the event the cost to Landlord of performing the Landlord Improvements (excluding the cost of installing the handicap ramp, riser and stand pipes) exceeds Five Hundred Thirty-Five Thousand and 00/100 Dollars ($535,000.00) (the “Estimate”), Tenant shall be responsible for reimbursing Landlord for such excess costs, which shall be amortized over the term of the Lease at a rate of ten percent (10%) and paid to Landlord on a monthly basis at the same time as Base Rent is paid. In the event the cost to Landlord of performing the Landlord Improvements (excluding the cost of installing the handicap ramp, riser and stand pipes) is less than the Estimate, Tenant shall have the right to utilize the difference in costs (the “Credit”) for the performance of improvements to the Premises that are reasonably approved in advance by Landlord. Tenant shall in a timely manner pay all costs and expenses for such improvements directly to the contractors performing such improvements. At such time as Tenant presents Landlord with verifiable evidence that the contractors performing the Tenant Improvements have been fully paid, Landlord shall reimburse Tenant for costs it has incurred, up to the amount of the Credit.

2.     BASE RENT, SECURITY DEPOSIT AND ESCROW PAYMENTS.

        A.        Tenant agrees to pay to Landlord rent for the Premises, in advance, without demand, deduction or set off, at the following rates:

Time Period Commencement Date through day prior to Rent Commencement Date	Monthly Base Rent No charges owed by Tenant

Months 1-14 following Rent Commencement Date	$32,065.00
Months 15-26 following Rent Commencement Date	$33,027.00
Months 27-38 following Rent Commencement Date	$34,018.00
Months 39-50 following Rent Commencement Date	$35,038.00
Months 51-62 following Rent Commencement Date	$36,089.00

        The first such monthly installment covering the first month after the Rent Commencement Date, plus the other monthly charges set forth in Paragraph 2C below for such time period, shall be due and payable on or before the execution of this Lease by Tenant, and the future monthly installments shall be due and payable on or before the first day of each calendar month succeeding the Rent Commencement Date, except that all payments due hereunder for any fractional calendar month shall be prorated.

        B.        In addition, Tenant agrees to deposit with Landlord on the date hereof the sum of Forty Thousand Nine Hundred Eighty-Four and 00/100 Dollars ($40,984.00) (the “Security Deposit”) which shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s obligations under this Lease, it being expressly understood and agreed that this Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an event of default, Landlord may use all or part of the Security Deposit to pay past due rent or other payments due Landlord under this Lease, and the cost of any other damage, injury, expense or liability caused by such event of default without prejudice to any other remedy provided herein or provided by law. On demand, Tenant shall pay Landlord the amount that will restore the Security Deposit to its original amount. The Security Deposit shall be deemed the property of Landlord, but any remaining balance of such Deposit shall be returned by Landlord to Tenant within sixty (60) days after expiration of this Lease.

        C.        Tenant agrees to pay its proportionate share (as defined in Paragraph 22K below) of (i) Taxes (hereinafter defined) payable by Landlord pursuant to Paragraph 3A below, (ii) the cost of any jointly metered utilities payable pursuant to Paragraph 8 below, (iii) the cost of administering and maintaining any insurance pursuant to Paragraph 9 below, and (iv) the cost of any common area charges payable by Tenant in accordance with Paragraph 4, below. During each month of the term of this Lease, on the same day that rent is due hereunder, Tenant shall deposit into escrow with Landlord an amount equal to l/12 of the estimated annual cost of its proportionate share of items (i) through (iv) above. Tenant authorizes Landlord to use the funds deposited with Landlord under this Paragraph 2C to pay such costs. The initial monthly escrow payments are based upon the estimated amounts for the year in question, and shall be increased or decreased annually to reflect the projected actual cost of all such items. If the Tenant’s total escrow payments for any calendar year are less than Tenant’s actual proportionate share of all such items, Tenant shall pay the difference to Landlord within twenty (20) days after demand. If the total escrow payments of Tenant for any calendar year are more than Tenant’s actual proportionate share of all such items, Landlord shall retain such excess and credit it against Tenant’s next installment of rent; provided, however, any such excess escrow payments due to Tenant following expiration of the Lease shall be delivered to Tenant on or before sixty (60) days following Lease expiration. The amount of the monthly rental and the initial monthly escrow payments are as follows:

(1) Base Rent as set forth in Paragraph 2A	$ See Paragraph 2A
(2) Tax Escrow Payment	$ 5,130.00
(3) Insurance Escrow Payment	$ 233.00
(4) Utility Charge	$ N/A
(5) Common Area Charge	$ 3,556.00
(6) Other	$ N/A
Monthly Payment Total	$ Varies throughout term of Lease

3.     TAXES.

        A.       Landlord shall pay all taxes, assessments and governmental charges of any kind and nature (collectively referred to herein as “Taxes”) that accrue against the Premises, and/or the land and/or improvements of which the Premises are a part. Taxes shall not include any penalties or interest that are assessed against the Premises or any portion of the related real property due to the failure to timely pay taxes. If at any time during the term of this Lease, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the land and improvements of which the Premises are a part, then all such taxes, assessments, levies or charges, or the part, thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof. The Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction. Tenant agrees to pay its proportionate share of the cost of such consultant, which cost is included in the monthly escrow payment for Taxes.

        B.        Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, upon demand Tenant shall pay to Landlord such taxes.

4.     LANDLORD’S REPAIRS.

        A.        Landlord, at its own cost and expense, shall maintain the roof, foundation and the structural soundness of the exterior walls of the Building in good repair, reasonable wear and tear excluded. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Tenant shall immediately give Landlord written notice of defect or need for repairs, after which Landlord shall have reasonable opportunity to repair same or cure such defects.

        B.        Landlord shall perform the paving, floor slab, common area, and landscape replacement and maintenance (including the removal of snow and ice from the parking areas, driveways and alleys surrounding the Premises), exterior painting and common sewage line plumbing, and Tenant shall be liable for its proportionate share of the cost and expense of such repair, replacement, maintenance and other such items (which cost shall include any administration and supervision fees incurred by Landlord in connection therewith equal to fifteen percent (15%) of the cost thereof unless a repair is necessitated by damage caused by the act or neglect of Tenant, its agents, employees, invitees, licensees or contractors, in which event Tenant shall bear one hundred percent (100%) of such cost which cost shall include an administration and supervision fee of fifteen percent (15%) of the cost thereof). The cost that the Tenant may be charged is the cost of performing such service for the Building on a stand alone basis.

        C.        Tenant agrees to pay its proportionate share of the cost of (i) maintenance and/or landscaping of any property that is a part of the Building and/or project of which the Premises are a part, (ii) maintenance and/or landscaping of any property that is maintained or landscaped by any property owner or community owner association that is named in the restrictive covenants or deed restrictions to which the Premises are subject, and (iii) operating and maintaining any property, facilities or services provided for the common use of Tenant and other lessees of any project or building of which the Premises are a part.

        D.        Landlord, at Tenant’s cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within the Premises and shall perform all necessary repairs to same. The service contract will include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract will be provided to Tenant. Landlord shall also perform all necessary replacements of any hot water, heating and air conditioning systems within the Premises, which costs shall be amortized over the useful life of the items being replaced prior to being passed through to Tenant, unless a replacement is necessitated by damage caused by the act or neglect of Tenant, its agents, employees, invitees, licensees or contractors, in which event Tenant shall bear one hundred percent (100%) of such cost.

        E.        The costs and expenses that Tenant is obligated to pay pursuant to Paragraphs 4B-C above shall constitute the common area charges identified in Paragraph 2C above. Tenant shall not be responsible for its proportionate share of the cost of any repairs, maintenance or other charges that are the sole responsibility of another tenant within the Building to pay.

5.     TENANT’S REPAIRS.

        A.        Tenant, at its own cost and expense, shall (i) promptly make all necessary repairs and replacements to the Premises, except for those required to be made by the Landlord pursuant to Paragraph 4 above, and (ii) keep the parking areas, sidewalks, driveways and alleys surrounding the Premises in a clean and sanitary condition and shall remove all rubbish from same.

        B.        Tenant shall use equipment and fixtures which avoid damage to the floor slab. In addition, Tenant agrees not to overload the floor slabs in any way so as to cause damage to the slab or the foundation and shall be responsible for any damage to the floor slab resulting from its actions or the actions of its employees, agents or contractors.

6.     ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Premises without the prior written consent of Landlord; provided, however, that Landlord shall not unreasonably withhold its consent to interior, non-structural alterations that cost fewer than $10,000.00 to perform and do not involve roof or wall alterations. Landlord hereby approves Tenant’s racking plan attached hereto as Exhibit “B” provided that Tenant obtains all requisite municipal approvals therefor. Any alterations performed by Tenant shall be in accordance with all of the terms and conditions of this Paragraph 6. All work to be performed by Tenant under this Paragraph 6 shall be performed in accordance with plans and specifications approved in advance by Landlord and in compliance with all applicable codes, rules, regulations, ordinances and laws by licensed contractors who are approved in advance by Landlord and who carry policies of workers’ compensation and liability insurance in minimum coverage amounts acceptable to Landlord. Tenant shall furnish copies of insurance certificates evidencing the required insurance coverage prior to commencing any work and Landlord shall be designated as an additional insured on such certificates. Tenant shall furnish to Landlord written evidence of security to assure Landlord that all work performed pursuant to this Paragraph shall be free and clear of all mechanic’s liens or other liens, encumbrances, security interests and charges. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all costs (including attorneys’ fees and court costs), losses, expenses, damages and other liabilities arising out of or in connection with the work performed in accordance with this Paragraph. Tenant, at its own cost and expense, may erect such shelves, bins machinery and trade fixtures as it desires provided that (a) such items do not alter the basic character of the Premises or the Building and/or improvements of which the Premises are a part, (b) such items do not overload or damage the same, (c) such items may be removed without injury to the Premises, and (d) the construction, erection or installation thereof complies with all applicable governmental laws, ordinances, regulations and with Landlord’s specifications and requirements. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the term of this Lease. All shelves, bins, machinery and trade fixtures installed by Tenant shall be removed on or before the earlier to occur of the date of termination of this Lease or vacating the Premises, at which time Tenant shall restore the Premises to their original condition. All alterations, installations, removals and restoration shall be performed in a good and workmanlike manner so as not to damage or alter the primary structure or structural qualities of the Building and other improvements situated on the Premises or of which the Premises are a part.

7.     SIGNS. Tenant shall not install any signs upon the Premises without the prior written consent of Landlord; provided, however, that Landlord agrees not to unreasonably withhold its consent to a request for the placement of signage that may include Tenant’s logo on the South face of the Building on the pre-cast panel, provided that such signage complies with all applicable municipal requirements and is consistent with signage approved by Landlord for other tenants within the industrial center in which the Building is located. Any signs shall be removed at Tenant’s cost upon termination or expiration of this Lease. Tenant shall repair, paint, and/or replace the building facial surface to which its signs are attached upon vacation of the Premises, or the removal or alteration of its signage. Tenant shall not (i) make any changes to the exterior of the Premises, (ii) install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or (iii) erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall conform in all respects to the criteria established by Landlord.

8.     UTILITIES. Landlord represents that water, gas, electricity, public waste and telephone service is available to the Premises. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or at the Premises, together with any taxes, penalties, surcharges or the like pertaining to the Tenant’s use of the Premises, and any maintenance charges for utilities. Landlord shall have the right to cause any of said services to be separately metered to Tenant, at Tenant’s expense. Tenant shall pay its pro rata share, as reasonably determined by Landlord, of all charges for jointly metered utilities. Landlord shall not be liable for any interruption or failure of utility service on the Premises unless the interruption or failure arises from the willful or negligent acts of Landlord or its agents, in which event Landlord shall restore such utility service within a reasonable period of time after being notified of such interruption or failure; provided, however, if the interruption or failure in utility service arising from the wilful or negligent acts of Landlord or its agents results in the shut down of Tenant’s operations for more than two (2) consecutive business days, Tenant’s rental obligations shall abate during the period of such interruption provided that Tenant notifies Landlord of such interruption on the day that same occurs.

9.     INSURANCE.

        A.        Landlord, initially at its own cost but subject to reimbursement pursuant to Paragraph 2C above, shall maintain insurance covering the Building in an amount not less than eighty percent (80%) of the “replacement cost” thereof insuring against the perils of Fire, Lightning, Extended Coverage, Vandalism and Malicious Mischief, Liability and Rental Interruption and such other insurance as Landlord shall deem necessary.

        B.        Tenant, at its own expense, shall maintain during the term of this Lease a policy or policies of worker’s compensation and comprehensive general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of One Million Dollars ($1,000,000.00) for property damage and Two Million Dollars ($2,000,000) per occurrence for personal injuries or deaths of persons occurring in or about the Premises. Tenant, at its own expense, also shall maintain during the term of this Lease, fire and extended coverage insurance covering the replacement cost of (i) all alterations, additions, partitions and improvements installed or placed on the Premises by Tenant or by Landlord on behalf of Tenant and (ii) all of Tenant’s personal property contained within the Premises, and business interruption insurance insuring loss of profits in the event of an insured peril damaging the Premises. Said policies shall (i) name Landlord as an additional insured (except for the worker’s compensation policy, which instead shall include waiver of subrogation endorsement in favor of Landlord), (ii) be issued by an insurance company which is reasonably acceptable to Landlord, and (iii) provide that said insurance shall not be canceled unless thirty (30) days prior written notice shall have been given to Landlord. Said policies shall provide primary coverage to Landlord; when any policy issued to Landlord is similar or duplicate in coverage, Landlord’s policy shall be excess over Tenant’s policies. Said policy or policies, or certificates thereof, shall be delivered to Landlord by Tenant upon commencement of the term of the Lease and upon each renewal of said insurance.

        C.        Tenant will not permit the Premises to be used for any purpose or in any manner that would (i) void the insurance thereon, (ii) increase the insurance risk, or (iii) cause the disallowance of any sprinkler credits, including, without limitation, use of the Premises for the receipt, storage or handling of any product, material or merchandise that is explosive or highly inflammable. If any increase in the cost of any insurance on the Premises or the Building is caused by Tenant’s use of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord. Landlord has no reason to believe that Tenant’s intended use of the Premises as a distribution, warehouse and repair facility and offices shall cause any increase in the cost of any insurance on the Premises or the Building so long as Tenant complies with the terms and conditions of the Lease.

10.     FIRE AND CASUALTY DAMAGE.

          A.        If the Premises or the Building should be damaged or destroyed by fire or other peril, Tenant immediately shall give written notice to Landlord. If the Building should be totally destroyed by any peril covered by the insurance to be provided by Landlord under Paragraph 9A above, or if they should be so damaged thereby that, in Landlord’s estimation, rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease effective upon the date of the occurrence of such damage and neither party shall have any further obligations hereunder except for the return by Landlord of any remaining balance of the Security Deposit to Tenant, Tenant’s liability for any monetary obligations owed to Landlord arising prior to the date of termination and any obligations of the parties that expressly survive the termination of the Lease.

          B.        If the Building should be damaged by any peril covered by the insurance required to be provided by Landlord under Paragraph 9A above, and in Landlord’s estimation, rebuilding or repairs can be substantially completed within one hundred eighty (180) days after the date of such damage, this Lease shall not terminate, and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in, or about the Premises or for the benefit of, or by or for Tenant (excluding the Landlord Improvements). To the extent that the event causing such damage is covered by insurance, Tenant’s monetary obligations under this Lease shall be abated from the date of any casualty or damage through the completion of repairs, based on the extent to which such casualty or damage and the resultant repairs interfere with Tenant’s business operations or the use of the Premises. If such repairs and rebuilding have not been substantially completed within one hundred eighty (180) days after the date of such damage (subject to delays outside of Landlord’s control), Tenant, as Tenant’s exclusive remedy, may terminate this Lease by delivering written notice of termination to Landlord in which event the rights and obligations hereunder shall cease and terminate. In the event of any insurance claim, Tenant shall be liable for payment of (i) its proportionate share of any commercially reasonable deductible under any of Landlord’s insurance policies with respect to the Premises if the insurance claim pertains to the entire Building (unless another tenant is responsible for the damage resulting in the claim or responsible for the payment of the entire deductible, in which event Tenant shall have no responsibility to pay any portion of the commercially reasonable deductible), or (ii) the entire deductible under any of Landlord’s insurance policies with respect to the Premises if the insurance claim pertains solely to the Premises or if the insurance claim results from an act or omission of Tenant or Tenant’s agents, employees, contractors, subtenants, representatives or invitees. Landlord hereby notifies Tenant that Landlord’s current deductible is $2,500.00 and Tenant hereby acknowledges that such deductible is commercially reasonable, but subject to increase during the term of the Lease as deemed necessary by Landlord. Landlord agrees to provide Tenant with notice of any increase in Landlord’s deductible.

          C.        Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made known by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

          D.        Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the Building, or personal property (building contents) within the Building and/or Premises, for any reason regardless of cause or origin. Each party to this Lease agrees immediately after execution of this Lease to give each insurance company, which has issued to it policies of fire and extended coverage insurance, written notice of the terms of the mutual waivers contained in this subparagraph, and if necessary, to have the insurance policies properly endorsed.

          E.        If the Premises are damaged by any peril not covered by the insurance to be provided by Landlord under Paragraph 9A above and the cost to repair such damage exceeds any amount Tenant may elect to contribute, which election shall be made within five (5) days after Landlord notifies Tenant of the lack of insurance coverage, Landlord may elect either to commence to repair and restore the Premises, in which event this Lease shall remain in full force and effect, or not to repair and restore the Premises, in which event this Lease shall terminate. If Landlord elects to restore the Premises and such repairs and rebuilding have not been substantially completed within one hundred eighty (180) days after the date of such damage (subject to delays outside of Landlord’s control), Tenant, as Tenant’s exclusive remedy, may terminate this Lease by delivering written notice of termination to Landlord in which event the rights and obligations hereunder shall cease and terminate. In such event, Tenant’s monetary obligations under this Lease shall be abated from the date of any casualty or damage through the completion of repairs, based on the extent to which such casualty or damage and the resultant repairs interfere with Tenant’s business operations or the use of the Premises.

11.     LIABILITY AND INDEMNIFICATION.

          A.        Tenant shall hold Landlord, Landlord’s affiliates, lenders, and the officers, directors, shareholders, partners, employees, managers, contractors, attorneys and agents of the foregoing (collectively, “Landlord Entities”) harmless from and defend Landlord Entities against (a) any and all claims or liability for any injury or damage (i) to any person or property whatsoever occurring in, on or about the Premises or any part thereof and/or of the Building, including without limitation elevators, stairways, passageways or hallways, the use of which Tenant may have in accordance with this Lease, when such injury or damage shall be caused by the act, neglect, fault of, or omission of any duty with respect to the same by Tenant, its agents, servants, employees, or invitees, (ii) arising from the conduct of management of any work done by the Tenant in or about the Premises, and (iii) arising from transactions of the Tenant, and (b) all costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought with respect to subparagraph (a). Except to the extent caused by the gross negligence or willful misconduct of Landlord, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees, customers or any other person in or about the Premises, the Building or the common areas surrounding same from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or the common areas surrounding same. Landlord shall not be liable for any damages arising from any act or neglect of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the Building or any adjacent building owned by Landlord or an affiliate of Landlord. Notwithstanding Landlord’s negligence, gross negligence, or breach of the Lease, Landlord shall under no circumstances be liable for (a) injury to Tenant’s business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (b) any damage to property or injury to persons arising from any act of God, such as earthquakes, hurricanes, floods, etc.

          B.        Landlord shall hold Tenant harmless from and defend and indemnify Tenant against (a) any and all claims or liability for any injury or damage (i) to any person or property whatsoever occurring in, on or about the Premises or any part thereof and/or of the building of which the Premises are a part, including without limitation elevators, stairways, passageways or hallways, the use and control of which Landlord shall have in accordance with this Lease, when such injury or damage shall be caused by the act, neglect, fault of, or omission of any duty with respect to the same by Landlord, its agents, servants, employees, or invitees, or (ii) arising from the conduct of management of any work done by the Landlord in or about the Premises, and (b) all costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought with respect to subparagraph (a). Notwithstanding the provisions of this Paragraph 11B, the foregoing indemnity shall not apply to the extent any claim or liability arises out of and/or with respect to the negligent or intentionally wrongful act or omission of Tenant, its agents, servants, employees, or invitees, and/or out of Tenant’s breach of this Lease.

The provisions of this Paragraph 11 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

12.     USE. The Premises shall be used only for the purpose of receiving, storing, shipping and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant, computer integration, configuration and repairs, and for such other lawful purposes as may be incidental thereto. Outside storage, including, without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent. Tenant shall have the right to park its company truck in a dock position on an overnight basis. Tenant shall have the non-exclusive right to use, in common with other tenants of the Building, the parking provided and designated as such by Landlord. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises, and promptly shall comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. No pets or other animals of any kind shall be permitted on the Premises or parking areas surrounding the Premises except for seeing-eye dogs used by handicapped employees, provided that Landlord is notified that such dogs will be utilized and Tenant cleans up any debris created by such dogs. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from or outside of the Premises, nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other lessees of the Building in which the Premises are a part. Tenant shall pay the cost of any modifications to the Premises, the Building in which the Premises are located and the common areas required as a result of Tenant’s particular use of the Premises. Tenant shall have the right to locate a rubbish compactor and a cardboard bailer in one of the truck docks provided that same are covered.

13.     INSPECTION. Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time and upon reasonable prior telephone notice (except in the event of an emergency) during business hours, to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease. During the period that is six (6) months prior to the end of the Lease term, upon telephonic notice to Tenant, Landlord and Landlord’s representatives may enter the Premises during business hours for the purpose of showing the Premises. In addition, Landlord shall have the right to erect a suitable sign on the Premises stating the Premises are available. Tenant shall notify Landlord in writing at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. If Tenant fails to give such notice or to arrange for such inspection, then Landlord shall notify Tenant of the date and time of the inspection and, if Tenant fails to show up at such inspection, Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repairs and restoration of the Premises.

14.     ASSIGNMENT AND SUBLETTING.

          A.        Tenant shall not have the right to assign, sublet, transfer or encumber this Lease, or any interest therein without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph shall be void. In the event Tenant desires to sublet the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord within a reasonable time prior to the proposed commencement date of such subletting or assignment which notice shall set forth the name of the proposed sublessee or assignee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed sublessee or assignee.

          B.        In addition to, but not in limitation of, Landlord’s right to approve of any sublessee or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed assignment or any proposed individual sublease of greater than 35,000 square feet or any sublease which, together with prior subleases entered into by Tenant, results in greater than 35,000 square feet of the Premises being subleased (alternatively, the “Recapturable Sublease”), to terminate this Lease, or in case of a Recapturable Sublease, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised if at all, by Landlord giving Tenant written notice thereof within fifteen (15) days following Landlord’s receipt of Tenant’s written notice as required above. If this Lease shall be terminated with respect to the entire demised Premises, pursuant to this Paragraph, the term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the term hereof; provided, however, that effective on such date Tenant shall pay Landlord all amounts, as estimated by Landlord, payable by Tenant to such date with respect to taxes, insurance, repairs, maintenance, restoration and other obligations, costs or charges which are the responsibility of Tenant hereunder. Further, upon any such cancellation Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease, except with respect to obligations or liabilities which accrued hereunder as of such cancellation date (in the same manner as if such cancellation date were the date originally fixed in this Lease of the expiration of the term hereof). If Landlord recaptures under this Paragraph only a portion of the Premises, the rent during the unexpired term hereof shall abate proportionately based on the rent per square foot contained in this Lease as of the date immediately prior to such recapture. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation on the part of Landlord with respect to this Lease, and any commissions which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant thereto and rented by Landlord to the proposed Tenant or any other tenant.

          C.        If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. § 101 et. seq. (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

          D.        Notwithstanding the foregoing, Tenant shall have the right to assign this Lease to any affiliate (as such term is defined in the Securities Act of 1933) provided that such assignment is in form satisfactory to Landlord. Any assignee, sublessee or transferee of Tenant’s interest in this Lease (all such assignees, sublessees and transferees being hereinafter referred to as “Transferees”), by assuming Tenant’s obligations hereunder, shall assume liability to Landlord for all amounts paid to persons other than Landlord by such Transferees in contravention of this Paragraph. No assignment, subletting or other transfer, whether consented to by Landlord or not or permitted hereunder shall relieve Tenant of its liability hereunder. If an event of default occurs while the Premises or any part thereof are assigned or sublet, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such Transferee all rents payable to the Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

          E.        Tenant shall reimburse Landlord for all costs and expenses, including attorneys’ fees, incurred by Landlord in connection with or resulting from a request by Tenant to assign, sublet, transfer or encumber this Lease, or any interest therein. Tenant shall reimburse Landlord for such costs and expenses within fifteen (15) days of receipt of an invoice for same.

          F.        In the event that Tenant subleases all or a portion of the Premises pursuant to a sublease approved in writing by Landlord and such sublease provides for the payment of a gross rental (including base rent, taxes, insurance and other costs payable under Paragraph 2 of the Lease) and any other consideration owing to Tenant in connection with the sublease that exceeds the aggregate payments owed by Tenant for such portion of the Premises pursuant to Paragraph 2 of this Lease, Tenant shall pay to Landlord at the commencement of the term of the sublease fifty percent (50%) of the amount of such excess after deducting therefrom the reasonable and verifiable costs incurred by Tenant for brokerage commissions, tenant improvements and marketing expenses in connection with such sublease. In addition, in the event that Tenant assigns the Lease pursuant to an assignment approved in writing by Landlord (other than an assignment permitted under Paragraph 14D of the Lease) and Tenant receives consideration for such assignment, Tenant shall pay to Landlord the amount of such consideration upon Landlord’s execution of a written consent to the assignment. The failure of Tenant to make such payment in a timely manner shall constitute an event of default under this Lease.

15.     CONDEMNATION. If more than twenty percent (20%) of the Premises are taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Condemnation Event”) and the Condemnation Event prevents or materially interferes with the use of the Premises for the purpose for which they were leased to Tenant, this Lease shall terminate effective on the first to occur of the following: (a) the date on which the condemning or purchasing authority occupies the Premises (or portion thereof); or (b) the date on which the condemning or purchasing authority requires that the Premises (or portion thereof) be vacated and neither party shall have any further obligations hereunder except for the return by Landlord of any remaining balance of the Security Deposit to Tenant, Tenant’s liability for any monetary obligations owed to Landlord arising prior to the date of termination and any obligations of the parties that expressly survive the termination of the Lease. If less than twenty percent (20%) of the Premises are taken after the Condemnation Event, this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances. All compensation, awards or damages in connection with or resulting from a Condemnation Event (the “Award”) shall be paid to and be the sole property of Landlord, whether the Award is made as compensation for diminution in value of the leasehold estate, the fee interest in the Premises, or some other aspect of value associated with the Premises. In furtherance of the foregoing, Tenant shall not seek any compensation from the condemning or purchasing authority in connection with the Condemnation Event, and Tenant shall assign to Landlord all of Tenant’s right, title and interest (if any) in and to the Award. Notwithstanding the immediately preceding sentence, nothing herein shall prevent Tenant from seeking a separate award attributable to Tenant’s personal property, trade fixtures or moving expenses provided that such award does not reduce the amount of the Award to Landlord. Tenant further acknowledges and agrees that Landlord shall have no monetary or other obligations to Tenant in connection with or with respect to a Condemnation Event or an early termination of the Lease that is triggered by a Condemnation Event in accordance with this Paragraph 15.

16.     HOLDING OVER. At the termination of this Lease by its expiration or otherwise, Tenant immediately shall deliver possession to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If, for any reason, Tenant retains possession of the Premises or any part thereof after such termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes either (i) creation of a month to month tenancy, upon the terms and conditions set forth in this Lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly rental or daily rental under (ii) shall, in addition to all other sums which are to be paid by Tenant hereunder whether or not as additional rent, be equal to one hundred fifty percent (150%) of the rental being paid monthly to Landlord under this Lease immediately prior to such termination (prorated in the case of (ii) on the basis of a 365 day year for each day Tenant remains in possession). If no such notice is served then a tenancy at sufferance shall be deemed to be created at the rent in the preceding sentence. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this Paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. No holding over by Tenant, whether with or without consent of Landlord shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Paragraph 16 shall not be construed as consent for Tenant to retain possession of the Premises in the absence of written consent thereto by Landlord.

17.     QUIET ENJOYMENT. Landlord covenants that on or before the Commencement Date it will have good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements restrictions and other conditions of record. If this Lease is a sublease then Tenant agrees to take the Premises subject to the provisions of the prior Leases. Landlord represents that it has the authority to enter into this Lease and that so long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

18.     EVENTS OF DEFAULT. The following events (herein individually referred to as “event of default”) each shall be deemed to be events of nonperformance by Tenant under this Lease:

          A.        Tenant shall fail to pay any installment of the rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days from the date such payment was due; provided, however, that Tenant’s failure to make a payment within this time period shall not be deemed an event of default for the first such occurrence during any twelve (12) month period of the Lease so long as payment is made within five (5) days after written notice from Landlord; no further opportunity to cure shall be provided to Tenant during any twelve (12) month period of the Lease.

          B.        The Tenant or any guarantor of the Tenant’s obligations hereunder shall (i) become insolvent, (ii) admit in writing its inability to pay its debts, (iii) make a general assignment for the benefit of creditors, (iv) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property, or (v) take any action to authorize or in contemplation of any of the actions set forth above in this Paragraph.

          C.        Any case, proceeding or other action against the Tenant or any guarantor of the Tenant’s obligations hereunder shall be commenced seeking (i) to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, (ii) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (iii) appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (a) results in the entry of an order for relief against it which it is not fully stayed within seven (7) business days after the entry thereof or (b) shall remain undismissed for a period of forty-five (45) days.

          D.        Tenant shall (i) vacate all or a substantial portion of the Premises or (ii) fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in default of the rental payments due under this Lease; provided, however, in any case, Tenant shall not be in default under this Paragraph so long as it (x) continues to pay Rent, (y) regulate the temperature and utilities within the Premises in such a manner as to not cause damage thereto and otherwise continue to maintain the Premises in accordance with the requirements of the Lease and (z) notifies Landlord of its intent with respect to (i) and (ii) above.

          E.        Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 21 hereof within twenty (20) days after any such lien or encumbrance is filed against the Premises.

          F.        Tenant shall fail to comply with any term, provision or covenant of this Lease (other than those listed in this Paragraph 18), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant. Notwithstanding the foregoing, if the nature of Tenant’s obligation is such that more than twenty (20) days is required to cure such failure, then Tenant shall have such time as is reasonably required provided Tenant commences such performance promptly after written notice from Landlord and diligently prosecute same to completion.

          G.        Tenant shall fail to comply with the terms and provisions of Paragraph 24 hereunder.

          H.        Tenant shall fail to deliver the estoppel certificate within the time provided in Paragraph 22D.

19.     REMEDIES.

          A.        Upon each occurrence of an event of default, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand:

(1)	Terminate this Lease; and/or

(2)	Enter upon and take possession of the Premises without terminating this Lease; and/or

(3)	Alter all locks and other security devices at the Premises with or without terminating this Lease, and pursue, at Landlord’s option, one or more remedies pursuant to this Lease, Tenant hereby specifically waiving any state or federal law to the contrary; and in any such event Tenant immediately shall surrender the Premises to Landlord, and if Tenant fails so to do Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and/or

(4)	Maintain Tenant’s right to possession in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover rent as it becomes due.

          B.        If Landlord terminates this Lease, at Landlord’s option, Tenant shall be liable for and shall pay to Landlord, the sum of all rental and other payments owed to Landlord hereunder accrued to the date of such termination, plus, as liquidated damages, an amount equal to (1) the present value of the total rental and other payments owed hereunder for the remaining portion of the Lease term, calculated as if such term expired on the date set forth in Paragraph 1, less (2) all amounts received by Landlord through reletting the Premises during such remaining term (but only to the extent of the rent herein reserved). An action to collect amounts due by Tenant to Landlord under this subparagraph may be brought following termination of the Lease without the necessity of Landlord’s waiting until the expiration of the Lease Term.

          C.        If Landlord repossesses the Premises without terminating the Lease, Tenant, at Landlord’s option, shall be liable for and shall pay Landlord on demand all rental and other payments owed to Landlord hereunder, accrued to the date of such repossession, plus all amounts required to be paid by Tenant to Landlord until the date of expiration of the term as stated in Paragraph 1, diminished by all amounts received by Landlord through reletting the Premises during such remaining term (but only to the extent of the rent herein reserved). Actions to collect amounts due by Tenant to Landlord under this subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease term.

          D.        Upon an event of default, in addition to any sum provided to be paid herein, Tenant also shall be liable for and shall pay to Landlord (i) brokers’ fees incurred by Landlord in connection with reletting the whole or any part of the Premises, (ii) the costs of removing and storing Tenant’s or other occupant’s property, (iii) the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, (iv) all reasonable expenses incurred in marketing the Premises, and (v) all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies. If either party hereto institute any action or proceeding to enforce any provision hereof by reason of any alleged breach of any provision of this Lease, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and all court costs in connection with such proceeding.

          E.        In the event Tenant fails to make any payment due hereunder when payment is due, to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such amount within ten (10) days after demand therefor shall be an additional event of default hereunder. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

          F.        Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises by Landlord, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. Tenant and Landlord further agree that forbearance by Landlord to enforce its rights pursuant to the Lease at law or in equity, shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default.

          G.        In the event of termination and/or repossession of the Premises for an event of default, Landlord shall use reasonable efforts to relet the Premises and to collect rental after reletting, provided, that, Tenant shall not be entitled to credit or reimbursement of any proceeds in excess of the rental owed hereunder. Landlord may relet the whole or any portion of the Premises for any period, to any Tenant and for any use and purpose.

          H.        If Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure, Tenant’s exclusive remedy shall be an action for damages. Notwithstanding the foregoing, if the nature of Landlord’s obligation is such that more than thirty (30) days is reasonably required to cure such failure, then Landlord shall have such time as is reasonably required provided Landlord commences such performance within thirty (30) days after written notice from Tenant and thereafter diligently prosecutes the same to completion. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term “Landlord” shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner’s ownership. Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Premises or of the Building; in no event, shall any deficiency judgment or any money judgment of any kind be sought or obtained against any Landlord.

          I.        If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place and use or (ii) remove and store all of the furniture, fixtures and equipment at the Premises including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any Landlord thereof or third party having a lien thereon. Landlord also shall have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of said instrument. The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

          J.        Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent.

          K.        This is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant.

20.     MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or the Building, provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Tenant, at any time hereafter on demand, shall execute any instruments, releases or other documents that may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage, provided that the mortgagee agrees not to disturb Tenant’s rights under the Lease so long as Tenant is not in default hereunder.

21.     MECHANIC’S LIENS. Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interest of Landlord or Tenant in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease. Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises.

22.     MISCELLANEOUS.

          A.        Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

          B.        The terms, provisions and covenants and conditions contained in this Lease shall run with the land and shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, executors, personal representatives, legal representatives, successors and assigns, except as otherwise herein expressly provided. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the Building and property that are the subject of this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, evidence of good standing or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

          C.        Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by material shortages, weather, acts of God or labor disputes.

          D.        Tenant agrees, from time to time, within ten (10) days after request by Landlord, to deliver to Landlord or Landlord’s designee, certificates of occupancy pertaining to the installation of racking and the use of racking (with the parties acknowledging that Landlord will obtain a certificate of occupancy prior to the commencement of constructing the Landlord Improvements), most recently available financial statements prepared in accordance with GAAP, and an estoppel certificate stating that this Lease is in full force and effect, the date to which rent is paid and such other factual matters pertaining to this Lease as may be requested by Landlord. Tenant hereby irrevocably appoints Landlord as attorney-in-fact for the Tenant with full power and authority to execute and deliver in the name of Tenant such estoppel certificate if Tenant fails to deliver the same within such ten (10) day period and such certificate as signed by Landlord or Landlord’s beneficiary, as the case may be, shall be fully binding on Tenant, if Tenant fails to deliver a contrary certificate within five (5) days after receipt by Tenant of a copy of the certificate executed by Landlord or Landlord’s beneficiary, as the case may be, on behalf of Tenant.

          E.        This Lease constitutes the entire understanding and agreement of the Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

          F.        All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all payment obligations with respect to taxes and insurance and all obligations concerning the condition and repair of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including, without limitation, all heating and air conditioning systems and equipment therein, in good condition and repair, reasonable wear and tear excluded. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s obligation hereunder for real estate taxes and insurance premiums for the year in which the Lease expires or terminates, prorated through the date of expiration or termination. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be. Any security deposit held by Landlord shall be credited against the amount due from Tenant under this Paragraph 22F.

          G.        If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

          H.        All references in this Lease to “the date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

          I.        Landlord and Tenant represent and warrant to the other that it has dealt with no broker, agent or other person in connection with this transaction other than Trammell Crow Company, Grubb & Ellis and Cushman & Wakefield (collectively, the “Brokers”) or that no broker, agent or other person brought about this transaction other than the Brokers, other than as may be referenced in a separate written agreement executed by such party, and delivered to the other party. Landlord agrees to pay the brokerage commission of Trammell Crow Company and Grubb & Ellis in connection with this leasing transaction. Landlord and Tenant agree to indemnify and hold the other party harmless from and against any claims by any other broker, agent or other person other than Trammell Crow Company and Grubb & Ellis claiming a commission or other form of compensation by virtue of having dealt with such party with regard to this leasing transaction. The parties specifically acknowledge and agree that Cushman & Wakefield is not entitled to a commission or other form of compensation in connection with this leasing transaction.

          J.        If and when included within the term “Landlord”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord. If and when included within the term “Tenant”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant”, respectively shall be bound by notices given in accordance with the provisions of Paragraph 23 hereof to the same effect as if each had received such notice.

          K.        Tenant’s “proportionate share”, as used in this Lease, shall mean a fraction, the numerator of which is 69,960 and the denominator of which is 85,326 equaling 81.99%.

          L.        Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until its delivery to Tenant of an executed copy hereof signed by Landlord, already having been signed by Tenant, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained herein to the contrary Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord the Security Deposit required by Paragraph 2B hereto and one month’s rent as set forth in Paragraph 2A hereof.

          M.        In the event Tenant requests Landlord to execute any waiver, subordination, consent or other document in connection with a proposed loan, line of credit or other financing to Tenant, Tenant shall reimburse Landlord for all costs and expenses, including attorney’s fees, incurred by Landlord in connection with or resulting from such request. Tenant shall reimburse Landlord for such costs and expenses within fifteen (15) days of receipt of an invoice for same.

23.     NOTICES. Each provision of this instrument or of any applicable governmental laws, ordinances regulations and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivering of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

          (a)        All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at P.O. Box 503012, St. Louis, Missouri 63150-3012 or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord. In addition to base rental due hereunder, all sums of money and all payments due Landlord hereunder shall be deemed to be additional rental owed to Landlord.

          (b)        All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

          (c)        Any written notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States Mail, postage prepaid, Certified Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.

24.     HAZARDOUS WASTE.

          A.        The term “Hazardous Substances”, as used in this Lease shall mean pollutants, contaminants, toxic or hazardous materials or wastes, petroleum products or any other substances, the removal of which is required or the use of which is restricted prohibited or penalized by any “Environmental Law”, which term shall mean any and all federal, state or local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the environment, hazardous substances, or petroleum products including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the nuclear Regulatory Agency, regulations or laws administered by OSHA and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect.

          B.        Tenant hereby agrees that (i) no activity will be conducted on the Premises by Tenant or Tenant’s agents, employees, contractors, representatives, invitees or subtenants that shall produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws, are fully and completely disclosed to Landlord, and are expressly approved in advance in writing by Landlord, (ii) the Premises shall not be used by Tenant or Tenant’s agents, employees, contractors, representatives, invitees or subtenants in any manner for the storage of those Hazardous Substances, except for such storage that is in the ordinary course of Tenant’s business in amounts appropriate for such use (the “Permitted Material”) provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws, are fully and completely disclosed to Landlord, and are expressly approved in advance in writing by Landlord, (iii) no portion of the Premises shall be used as a landfill or a dump, (iv) Tenant shall not install any underground tanks of any type, (v) Tenant shall not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance, and (vi) Tenant shall not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required removal and cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Tenant shall immediately give Landlord written notice as soon as Tenant becomes aware of any suspected breach of this Paragraph, or any condition or circumstance which makes the environmental warranties contained in this Lease incomplete, inaccurate or misleading, upon learning of the presence or any release of any Hazardous Substances, or upon receiving any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a cleanup, removal, remedial action, or other response by, or on the part of the Tenant under Environmental Laws, or which seeks criminal or punitive penalties from Tenant for an alleged violation of Environmental Laws, or otherwise pertaining to Hazardous Substances which may affect the Premises, together with a copy thereof. In the event of any such circumstance, Tenant agrees, at its expense and at the request of Landlord, to permit an environmental audit solely for the benefit of the Landlord, to be conducted by the Landlord or an independent agent selected by the Landlord and which may not be relied upon by the Tenant for any purpose. This provision shall not relieve the Tenant from conducting its own environmental audits or taking any other steps necessary to comply with Environmental Laws. Landlord, in the event it is named as a party, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any matters related to Environmental Laws and to have its attorneys’ fees in connection therewith paid by Tenant. Tenant shall, at Landlord’s request, defend all suits, actions or proceedings commenced against Landlord with counsel approved by Landlord, in Landlord’s sole discretion, and Tenant shall pay all costs and judgments associated therewith.

          C.        Tenant shall be solely responsible and shall indemnify, defend and hold Landlord Entities harmless from and against all claims, demands, actions, losses, liabilities, costs, expenses, damages and obligations of any nature (including, without limitation, diminution in value of the Premises; all consequential damages; the cost of any required or necessary repair, cleanup or detoxification of the Premises; the preparation and implementation of any closure, remedial or other required plans; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises; damages arising from any adverse impact on marketing of space; damages to adjacent property; costs of restoring the Premises, and sums paid in settlement of claims, attorneys’ fees, court costs, consultant fees, and expert fees) incurred by or asserted against Landlord and directly or indirectly as a result of, arising from, connected with, or attributable to use of the Premises by Tenant or its agents, employees, contractors, representatives, invitees or subtenants, or the generation, storage, release, threatened release, discharge, disposal, removal or presence of any Hazardous Substances by Tenant or its agents, employees, contractors, representatives, invitees or subtenants, or relating to any activity, act or omission involving Hazardous Substances or noncompliance with any Environmental Law by Tenant or its agents, employees, contractors, representatives, invitees or subtenants. The foregoing indemnification shall survive the termination or expiration of the Lease. Notwithstanding anything to the contrary contained in this Lease, any default under the terms of this Paragraph shall be a material default under this Lease enabling Landlord, at Landlord’s option, to immediately exercise any of the remedies set forth in this Lease, in addition to any other remedies available to Landlord, without notice to Tenant and without obligation to provide any grace or cure period to Tenant. Notwithstanding anything to the contrary contained herein, Landlord’s approval of any activity or storage relating to any Hazardous Substance is not intended to, and shall not, be deemed an undertaking by Landlord to determine whether or not such activity or storage is in compliance with Environmental Laws and Landlord assumes no responsibility with respect thereto.

25.     ADDITIONAL PROVISIONS. See Exhibits “A”, “B”, C” and “D” attached hereto and incorporated by reference herein.

26.     LANDLORD’S LIEN. In addition to any statutory lien for rent in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security interest for all rentals and other sums of money become due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, and other personal property of Tenant now or hereafter situated at the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged. In the event any of the foregoing described property is removed from the Premises in violation of the covenant in the preceding sentence, the security interest shall continue in such property and all proceeds and products, regardless of location. Upon a default hereunder by Tenant in addition to all other rights and remedies, Landlord shall have all rights and remedies under the Uniform Commercial Code including, without limitation, the right to sell the property described in this Paragraph at public or private sale upon five (5) days notice by Landlord. Tenant hereby agrees to execute such other instruments, necessary or desirable under applicable law to perfect the security interest hereby created. Landlord and Tenant agree that this Lease and security agreement serves as a financing statement and that a copy, photographic or other reproduction of this portion of this Lease may be filed of record by Landlord and have the same force and effect as the original. This security agreement and financing statement also covers fixtures located at the Premises subject to this Lease and identified in Exhibit “A” attached hereto and incorporated herein by reference and is to be filed for record in the real estate records. The record owner of this property is AMB Property II, L.P. Notwithstanding the above, Landlord agrees that the foregoing Landlord’s lien shall be subordinate to the liens of Tenant’s floor financing creditors, GE Distribution Finance and IBM Credit LLC (the “Lenders”). In furtherance thereof, and subject to the terms of Paragraph 22M of this Lease, Landlord agrees to execute instruments consistent with the form attached hereto as Exhibit “C”, subject to reasonable modifications requested by the Lenders, provided that such instruments are executed by the Lenders and consented to by Tenant in writing.

27.     OPTION TO TERMINATE. Tenant shall have the one-time right to terminate the Lease and surrender possession of the Premises at the end of the thirty-sixth (36th) month following the Rent Commencement Date (the “Termination Date”) by providing written notice to Landlord of its intent to terminate (the “Termination Notice”) on or before nine (9) months prior to the Termination Date (the “Option Date”), together with a payment in the amount of $106,037.50 representing one-half (1/2) of the $212,075.00 termination fee (the “Termination Fee”) accompanying the Termination Notice. The second installment of the Termination Fee in the amount of $106,037.50 shall be due and payable on the Termination Date. The Termination Fee equals the sum of (a) a penalty in the amount of $21,000.00, (b) unamortized leasing commissions paid by Landlord in the amount of $48,312.00, and (c) the unamortized cost of the Landlord Improvements in the amount of $142,763.00 (based upon the estimated cost of that portion of the Landlord Improvements that are specific to Tenant’s use). At such time as the actual cost of the Landlord Improvements is determined, the Termination Fee shall be re-calculated by Landlord and notice of same shall be furnished to Tenant. Effective on the Termination Date, Tenant shall surrender the Premises in the condition required hereunder and the rights, liabilities and obligations of the parties hereunder shall cease and terminate, except that: (a) each party shall remain liable for all outstanding amounts due under the Lease and other obligations owing under the Lease that have accrued on or prior to the Termination Date, and (b) all obligations of the parties under the Lease, including Tenant’s environmental indemnification of Landlord, accruing on or prior to the date that Tenant vacates the Premises or arising out of Tenant’s occupancy of the Premises, shall remain in full force and effect. In the event the Termination Notice and the first installment of the Termination Fee are not delivered to Landlord on or before the Option Date or the second half installment of the Termination Fee is not delivered to Landlord on or before the Termination Date, the option to terminate contained within this Paragraph 27 shall be null and void and of no further force or effect and the Lease shall continue in accordance with its terms.

28.     LEASE GUARANTY. This Lease shall be conditioned upon and shall not take effect until such time as the Lease Guaranty attached hereto as Exhibit “D” is executed by Zones, Inc., the parent company of Tenant.

[Signatures appear on following page]

EXECUTED BY LANDLORD, this 19th day of March, 2004.

Attest /Witness

/S/ JOHN G MELLOR
AMB PROPERTY II, L.P.,
Title: VP/CFO	a Delaware limited partnership

By: TEXAS AMB I, LLC,
a Delaware limited liability company

Its:General Partner

By: AMB PROPERTY HOLDING CORPORATION,
a Maryland corporation

Its: Sole Member

By: /S/

Title: VICE PRESIDENT

ADDRESS:

AMB Property Corporation
Attn: Regional Manager - Chicago
One O'Hare Center
6250 North River Road, Suite 1100
Rosemont, Illinois 60018

WITH A COPY TO:

AMB Property Corporation
Attn: Regional Manager-Chicago
Sixty State Street, Suite 3700
Boston, Massachusetts 02109

EXECUTED BY TENANT, this 19th day of March, 2004

Attest /Witness
CORPORATE PC SOURCE,
an Illinois corporation

/S/ JOHN G MELLOR	By: /S/ CHRISTINA M CORLEY

Title: VP/CFO	Title: CEO/PRESIDENT

ADDRESS:

Corporate PC Source
780 AEC Drive
Wood Dale, Illinois 60191